Exhibit 23.1




The Board of Directors
Eckerd Corporation:


Re:   Registration Statement on Form S-3 (No. 33-50223)



We consent to incorporation by reference in the above referenced registration statement of Eckerd Corporation and subsidiaries (a wholly-owned subsidiary of J. C. Penney Company, Inc.) of our report dated February 26, 1998, relating to the consolidated balance sheets of Eckerd Corporation and subsidiaries (a wholly-owned subsidiary of J. C. Penney Company, Inc.) as of January 31, 1998 and February 1, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998, and the related schedule, which report appears in the January 31, 1998 annual report on Form 10-K405 of Eckerd Corporation and subsidiaries (a wholly-owned subsidiary of J. C. Penney Company, Inc.).

                                                     /s/ KPMG Peat Marwick LLP



Tampa, Florida
May 1, 1998